UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: February 16, 2006 (Date of earliest event reported: February 16, 2006)

LAZY DAYS’ R.V. CENTER, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Florida	333-114210	59-1764794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6130 Lazy Days Boulevard

Seffner, Florida 33584-2968

(Address of Principal Executive Offices, including Zip Code)

(800) 626-7800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company restated the statements of operations and cash flows for the year ended December 31, 2002 to record as a non-cash loss on the extinguishment of debt the unamortized discount of approximately $6.2 million related to the senior subordinated indebtedness, including accrued interest and warrants, totaling $68.6 million that was cancelled and exchanged for newly issued Class A Preferred Stock of LD Holdings in the Company’s overall equity and debt restructuring on August 6, 2002. No loss was previously recognized. In addition, the Company restated the statement of changes in stockholder’s equity (deficiency) for the year ended December 31, 2002 to record the warrants valued at $9,673,650 associated with the aforementioned subordinated indebtedness as an increase in stockholder’s equity as opposed to a long-term liability, and to record other reclassifications within the stockholder’s equity accounts. The Company also eliminated the presentation and disclosure of earnings per share information for all previously reported annual and interim periods since such information is not required to be presented for debt-only issuers.

As a result of the foregoing, the Company’s management and audit committee concluded that the Company’s previously issued 2002, 2003 and 2004 annual financial statements, included in the Company’s 2004 Annual Report on Form 10-K, and the Company’s previously issued 2005 quarterly financial statements, which were included in the Company’s quarterly reports on Form 10-Q filed with respect to such periods, should no longer be relied upon and, accordingly, will be restated. The Company will file Amendment No. 1 to Form 10-K for the year ended December 31, 2004 and Amendments No. 1 to Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 in order to restate its prior filings, and expects to make such filings concurrently with this report.

The foregoing has been discussed with our independent registered public accounting firm.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 16, 2006

LAZY DAYS’ R.V. CENTER, INC.

By:	/S/ Charles L. Thibault
Name:	Charles L. Thibault
Title:	Chief Financial Officer